Exhibit 10.47

February 22, 2005

Mr. Kambiz Hooshmand

Dear Kambiz:

On behalf of Applied Micro Circuits Corporation (AMCC), I am pleased to extend to you an offer of employment as the President and Chief Executive Officer of AMCC in its San Diego location. In addition I am pleased to offer you a board seat on the AMCC Board of Directors. The following are the basic terms:

1.	Your salary will be $400,000 gross per year. There is no additional cash compensation for your board membership. You will be eligible to participate in the AMCC Deferred Compensation Plan that allows you to defer certain elements of your compensation on a pre-tax basis in accordance with the terms and conditions of the plan.

2.	You will be eligible for an annual bonus depending on the company’s profitability and your individual performance as assessed by the Board of Directors and targeted at 75% of your base salary. The terms of the bonus plan are subject to approval by the Board of Directors or the Compensation Committee of the Board on an annual basis. For your first year of employment (approximately April 2005 to March 2006) you will receive a guaranteed bonus of $300,000 gross, payable after the close of the FY06 fiscal year and after AMCC’s annual financial earnings release.

3.	You will receive a grant of 2,750,000 AMCC stock options in accordance with the terms of AMCC’s 1992 Equity Incentive Plan and stock option agreement. There is no additional equity compensation for your board membership. Option Price: If you start your employment with AMCC prior to April 1, 2005, eighty percent of your grant will be priced at fair market value and twenty percent of your grant will be ten percent premium priced, based on the closing price of AMCC’s stock on the day of the grant. If you start your employment with AMCC after April 1, 2005, sixty-seven percent of your grant will be priced at fair market value and thirty-three percent of your grant will be ten percent premium priced, based on the closing price of AMCC’s stock on the day of the grant. The terms and timing of the premium priced option grants is in accordance with the Corporate Compensation policy established in 2004. Vesting: Twenty-five percent of the stock will be available to you for exercise one year from the date of grant. One-forty-eighth of the grant will vest monthly thereafter and will be fully vested in four years from date of grant. All stock options offered, and all terms of the option (including option price) are contingent upon final approval by AMCC’s Board of Directors. You will also be eligible to participate in AMCC’s Employee Stock Purchase Plan, in accordance with its terms.

4.	You will receive a grant of 250,000 AMCC stock options at the fair market value based on the closing price of AMCC’s stock on the date of grant, in accordance with the terms of AMCC’s 1992 Equity Incentive Plan and stock option agreement. Vesting: These 250,000 options will become 100% vested and exercisable only upon the achievement of revenue and operating income objectives to be mutually agreed upon by you and the Compensation Committee by June 30, 2005.

5.	You will be eligible for AMCC’s standard medical, dental and life insurance benefits and AMCC’s 401K plan. In addition, you will have a supplemental life insurance policy with a face value of $2 million, paid by AMCC with your choice of beneficiary. AMCC benefit plans may change from time to time.

6.	AMCC will arrange relocation (through Paragon Relocation Resources, Inc.) of your personal and household goods to San Diego. The features of your relocation program are as follows:

a.	Two four-day home finding trips for two people including air travel, auto rental, lodging and meals, plus one area orientation provided by Paragon.

b.	A temporary living allowance of $36,000 (based on estimates for a two bedroom apartment for 9 months) and auto rental for thirty days during temporary living.

c.	Payment of closing costs on sale of principal place of residence to a maximum of 8 percent of the sale price, capped at $160,000. Payment of closing costs on purchase of principal place of residence of 1.5% of the purchase price, capped at $30,000. If you have not sold your existing home and purchased your new principal place of residence by March 30, 2006, the Company does not have the obligation to pay your closing costs as above.

d.	Shipment of household goods and storage for 60 days. Shipment of three vehicles.

e.	Final move expenses including air travel, meals and lodging for your immediate family.

f.	A relocation allowance of $7,500 gross to cover incidental moving expenses.

g.	Tax assistance consisting of a grossed-up payment for any and all federal and California income, social security, and Medicare tax liability (utilizing the highest marginal rates then in effect) on reimbursements and allowances that are not tax deductible by you and provision of an end of year relocation statement that you can use during your tax preparation.

Note: We expect you to relocate to San Diego with your family by December 31, 2005.

7.	You agree to repay AMCC any relocation costs, as set forth in AMCC’s relocation policy through Paragon, which has been paid to you or on your behalf if you voluntarily leave or are terminated for cause during the first 18 months of employment.

8.	Your employment with the Company is for no specified period and constitutes “at will employment.” As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

9.	Beginning your first day of employment, you must comply with the terms and conditions of the Company’s Employment Policies and Practices Guide, and other policies such as the Insider Trading Rules.

10.	If AMCC terminates your employment without Cause (as defined below), or you voluntarily resign your employment for Good Reason (defined below), you will receive a separation payment equal to 18 months base salary, less applicable withholdings and deductions. In addition, as a severance benefit, you will receive a pro-rated bonus for the period of time commencing as of the beginning of the fiscal year during which your employment with the Company was terminated through the last day of your employment during that fiscal year at the effective rate of $300,000 per year. These separation payments will be made in one lump sum within 30 days of termination of employment. In such event, you will also be entitled to extension of company provided medical and dental benefits under the prevailing benefit plans’ terms, conditions and employee contribution levels for a period of eighteen months from date of termination, and all unvested options at the date of your termination will vest as if you had completed an additional twenty-four months of employment after the date of termination and will be exercisable for twenty-four months after the date of termination. All benefits under this paragraph are contingent upon you signing a general release of claims in a form reasonably acceptable to AMCC. The vesting acceleration credit set forth above is in lieu of, not in addition to, any vesting acceleration credit granted pursuant to any applicable stock option plan or agreement, and the vesting acceleration can not apply to the 250,000 options granted as set forth in Section 4, above. In addition, regardless of the reason for termination, you will be paid your accrued salary and vacation to date of termination.

“Cause” as defined herein means termination for the following reasons: (i) theft, dishonesty or falsification of records of AMCC or its affiliates; (ii) improper disclosure of AMCC or its affiliates’ confidential information; (iii) failure or inability to perform any reasonable assigned duties after written notice from AMCC of, and a reasonable opportunity to cure, such failure or inability; (iv) conviction of any criminal act which impairs your ability to perform your duties as the CEO of AMCC; or (v) violation of AMCC’s rules and policies of employment.

“Good reason” is defined as (a) a material diminution of duties and responsibilities for any reason other than as a result of your physical or mental incapacity which impairs your ability to materially perform your duties and responsibilities, unless you agree in writing to such change; (b) reduction by more than fifteen percent by AMCC in your base salary then currently in effect, and that is not part of a company performance-based reduction in base salaries for selected senior executives; or (c) relocation to a place of business without your consent other than to San Diego (including surrounding areas) or Silicon Valley. For the avoidance of doubt, as long as you remain Chief Executive Officer of AMCC, you do not have “Good Reason” to resign, including in the event of a Change of Control.

11.	If the company undergoes a Change of Control as defined below, and your employment is terminated within 12 months of such change of control or you resign for “good reason” as defined above within 12 months of the occurrence of such change of control, you will be eligible for the severance benefits set forth in this Agreement. Change of Control is defined as a sale, merger or consolidation of AMCC by the company or its stockholders with or into another entity after which the stockholders of AMCC immediately prior to such transaction own less than 50% of the voting securities of the surviving entity or sale of substantially all of the assets of AMCC requiring AMCC’s stockholders’ approval.

12.	Employment at AMCC is contingent upon your honoring all company policies and your execution of additional documents and agreements required by AMCC, including our confidentiality and invention assignment agreement and the arbitration agreement. This agreement cannot be modified except by an expressed written agreement executed by both you and the Chairman of the Board of the Company or the Chairman of the Compensation Committee. Except as set forth herein, there are no other agreements or understandings, oral or otherwise, pertaining to your employment.

13.	Your first day of employment will be a mutually agreed upon date but no later than March 28, 2005. Please bring documentation, which verifies your eligibility to work in the United States to the Human Resources department on your first day of employment.

14.	This offer expires on Wednesday, February 23, 2005 at 5:00 pm Pacific. If you have any questions about this offer, please contact me at XXX-XXX-XXXX (Ottawa, Canada).

Kambiz, we look forward to you joining AMCC. Please sign this letter to indicate your acceptance of the terms and return to me no later than two days after your verbal acceptance. My fax number is XXX-XXX-XXXX.

Sincerely yours,

/s/ Cesar Cesaratto

Cesar Cesaratto

Lead Independent Director and Chairman of the Governance

and Nominating Committee of the Board AMCC

ACKNOWLEDGED AND ACCEPTED:

Dated: 3/9/05	/s/ Kambiz Hooshmand
Kambiz Hooshmand